                               EXHIBIT 99.(a)(8)


                   FORM OF E-MAIL ANNOUNCEMENT TO SUPERVISORS


To all Lucent Supervisory Managers:

Today we announced that Lucent's Board of Directors approved a Stock Option Exchange Offer that will enable eligible employees to exchange certain outstanding stock options for the opportunity to receive an option for a smaller number of shares at a grant price expected to be established in November. The details of this offer are contained in an "Offer to Exchange" filed today with the Securities and Exchange Commission.

A general announcement of this offer will be made to all employees through an LT Today Flash (Link to LT Today). Beginning today, employees can access the terms and conditions of the offer on Lucent's Web site at [web site link].

IMPORTANT GUIDELINES

This is technically a tender offer. Under SEC rules, this offer must remain open for at least 20 business days. If the material terms of the offer are modified or amended or an interpretation is provided that is not included in the offer, Lucent may be required to extend the period that the offer remains open.

To avoid delaying the closure of this offer, you must NOT discuss the terms of the offer with employees - verbally or in writing -- and must NOT give them advice on whether they should participate. NO PERSON OR GROUP, EITHER INSIDE OR OUTSIDE OF LUCENT, HAS BEEN AUTHORIZED BY THE COMPANY TO DISCUSS THE TERMS OF THE OFFER OR GIVE ADVICE ABOUT IT. Such discussions, interpretations or advice could subject you and Lucent to liability, and any written communications could require Lucent to extend the offer period.

IF EMPLOYEES ASK YOUR ADVICE OR ANY QUESTIONS ABOUT THE OFFER, YOU SHOULD ONLY REFER THEM TO THE DOCUMENTS WE ARE PROVIDING IN CONNECTION WITH THE OFFER.

Please direct all questions from employees about the offer to the Lucent Exchange Offer Web site at [web site link]. Employees without access to a Lucent-supplied computer or who do not have a valid lucent.com e-mail address should refer to the printed materials sent to them. They also can call questions into the Lucent Exchange Offer Support Center at (877) 843-9488 (in the United States) or +1 (847) 883-0830 (outside the United States).

HOW EMPLOYEES CAN GET MORE INFORMATION AND PARTICIPATE

Participation in the offer is voluntary. Within several days, eligible U.S. employees with a valid lucent.com e-mail address and access to a company-supplied computer will receive a link to the Lucent Exchange Offer Transaction Web Site. Accessing this site provides employees with a tool that will enable them to review a summary of their outstanding stock options, model their election choices, see how the exchange ratios affect their shares, and submit their election form online.

Alternatively, eligible U.S. employees who do not have access to Lucent's web site, are on a company-approved leave of absence or short-term disability, or are covered by a collective bargaining agreement, will receive a paper copy of the offer materials and instructions on how to participate at their home address of record.

Eligible employees outside the United States will receive the materials and instructions at their workplace or home address of record.

ONLY EMPLOYEES WHO HOLD OPTIONS ELIGIBLE FOR EXCHANGE WILL RECEIVE A LINK TO THE OFFER TRANSACTION WEB SITE OR PRINTED MATERIALS.

Employees who believe they hold eligible options but do not receive a link or printed materials, should contact the Support Center at (877) 843-9488 (in the United States) or +1 (847) 883-0830 (outside the United States).

Due to local laws, this offer cannot be extended to eligible Belgium employees until approval is obtained from the appropriate regulatory authorities.

Employees of Agere Systems are not eligible to participate since they have their own compensation and incentive plans.

Thank you in advance for your cooperation.

Sincerely,

Rich Rawson                                     Pam Kimmet
Senior Vice President,                          Senior Vice President
General Counsel and Secretary                   Human Resources